Exhibit 99.2

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this filing.

Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Form 8-K should be read in conjunction with the information included in the Company’s Form 10-K for the year ended December 31, 2010, filed February 22, 2011, other than Items 6, 7 and 8 (as updated herein), the information contained in the Company’s Form 10-Q for the quarter ended March 31, 2011, filed May 4, 2011, other than Items 1 and 2 (as updated herein), the Company’s Form 10-Q for the quarter ended June 30, 2011, filed August 4, 2011 and the Company’s Form 10-Q for the quarter end September 30, 2011, filed November 3, 2011.

Forward-Looking Statements

Statements and information included in this Annual Report on Form 10-K that are not purely historical are forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “evaluate,” “opinion,” “may,” “could,” “future,” “potential,” “probable,” “if,” “will” and similar expressions generally identify forward-looking statements.

Forward-looking statements in this Annual Report on Form 10-K represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based, or the success of our business. The factors or uncertainties that could cause actual results, performance or achievement to differ materially from forward-looking statements contained in this report are described in Item 1A, Risk Factors, and in the 2010 Annual Report.

Subsequent Events – 2011 Results and Liquidity Update (Unaudited)

As of September 30, 2011, we offered our services in 88 markets in the United States covering an estimated 134.9 million people, including an estimated 132.7 million people covered by our 4G mobile broadband networks in 71 markets. We ended the quarter with approximately 1.3 million retail and 8.2 million wholesale subscribers. As of September 30, 2011, our other 17 markets in the United States, covering an estimated 2.2 million people, continued to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc., which we refer to as Motorola.

Internationally, as of September 30, 2011, our networks covered an estimated 2.9 million people and we had approximately 40,000 retail subscribers. We offer 4G mobile broadband services in Seville and Malaga, Spain and a Pre-4G network in Brussels and Ghent, Belgium. As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed by the second quarter of 2012. As a result, the assets and related liabilities and results of operations of these international operations are separately disclosed as discontinued operations.

On April 18, 2011, we signed a series of agreements with Sprint Nextel Corporation, which we refer to as Sprint, that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under those agreements, which we collectively refer to as the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $305.6 million during the first nine months of 2011 and $110.1 million in October 2011.

        We have also implemented various cost savings initiatives. We entered into a managed services agreement with Ericsson, Inc., which we refer to as Ericsson, under which Ericsson will operate, maintain, and support our network. As part of the agreement, approximately 700 network operations employees and contractors were transferred to Ericsson, and we will pay Ericsson annual service fees over the 7-year term. Additionally, we transitioned a substantial portion of our current customer care operations to TeleTech Holdings, Inc., which we refer to as TeleTech, in connection with the expansion of an existing outsourcing agreement. Under the agreement, TeleTech will be responsible for managing day-to-day customer care services for our customers. Approximately 700 customer care employees in Las Vegas, Nevada and Milton, Florida were transferred to TeleTech. With these agreements and other reductions in our workforce, as of September 30, 2011, we had approximately 3,200 fewer employees than we had at our peak in the third quarter 2010 and ended the quarter with 1,053 employees. To reduce costs, we also terminated, or elected not to renew, a number of existing tower leases that are not currently used to provide service. In addition, we continued to lower the cost of our retail business by, among other things, increasing the use of lower cost sales channels such as indirect dealers and online sales and reducing the amount we spend on marketing. Each of these actions has lowered our operating costs and our need for additional capital for our current business. However, we believe certain of these initiatives will also likely result in slower growth in our retail subscriber base throughout 2011 compared to prior periods.

Our future plans, which are subject to raising additional capital, focus on deploying Long Term Evolution technology, which we refer to as LTE, on our network alongside existing mobile Worldwide Interoperability of Microwave Access technology, which we refer to as mobile WiMAX. With Sprint’s recent announcements that it plans to deploy its own LTE network and that it is only committed to selling mobile WiMAX devices through 2012, together with the recent decision by Sprint to limit usage of our mobile WiMAX network by its subscribers with hot spot functionality and non-smartphone devices, we believe that the revenues we will receive from our mobile WiMAX wholesale business in future periods, when combined with the revenues we expect to receive from our retail business, could fall materially short of the amount required to continue to operate our business. To generate sufficient revenues, we believe we need to both obtain further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments and secure new wholesale partners. We believe that both require that we successfully implement our plans to deploy LTE alongside mobile WiMAX on our network.

Our initial LTE deployment, which we refer to as the LTE Network, would cover those areas of our existing markets where we and other carriers have historically experienced the highest concentration of usage. We believe that this scope of LTE deployment will provide us with the best opportunity to receive significant wholesale revenue from current and future wholesale partners over the long term, while not substantially impairing our retail business. In addition to the deployment of LTE, further network development may include, among other things, expanding our network to new markets and improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area.

Reaching agreement with Sprint on an adequate wholesale commitment for our planned LTE Network, as well as an agreement providing us with additional mobile WiMAX revenue beyond the existing commitments under the Sprint Wholesale Amendments, is our top priority. On October 25, 2011, we entered into a non-binding cooperation agreement with Sprint to work together on the technical specifications of the LTE network. The cooperation extends to the design and operations of the network to ensure seamless hand-offs and service layer control that meet Sprint’s customer experience requirements, cover the cell site selection and timing of site builds, and involves working with original equipment manufacturers to design devices and to include certain chipsets in devices. While the cooperation agreement does not include any further wholesale commitments from Sprint, we believe that it may clear the way for an agreement on commercial terms under which Sprint would agree to utilize and pay for use on our LTE Network.

During the nine months ended September 30, 2011, we incurred $2.21 billion of net losses from continuing operations. We utilized $641.9 million of cash in operating activities of continuing operations and spent $387.1 million on capital expenditures in the improvement and maintenance of our networks. We do not expect our operations to generate cumulative positive cash flows during the next twelve months. As of September 30, 2011, we had available cash and short-term investments of approximately $697.8 million. On December 1, 2011, we have interest payments due on our outstanding indebtedness of $236.9 million.

As of September 30, 2011, we believe that we had sufficient cash to fund the near-term liquidity needs of our business for the next 12 months based on the cash and short term investments we had on hand as of the end of the quarter, the expected impact of our recent expense reductions, our decision to condition any further network development on receipt of additional capital, and the cash we expect to receive for our mobile WiMAX services from our retail business and from Sprint under the Sprint Wholesale Amendments. If our business fails to perform as we expect or if we incur unforeseen expenses, we may be required to raise additional capital in the near term to fund our current business. Also, we believe we will need to raise substantial additional capital to fund our business and meet our financial obligations beyond the next 12 months as well as to deploy the LTE Network and otherwise continue the development of our networks.

The amount of additional capital we will need to fund our business and the LTE Network, and the timing of our capital needs, will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties. The primary factor determining the amount of additional capital we require will be the amount of cash we receive from Sprint for our services, which will likely depend on whether we receive further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments. Other factors include the amount of cash generated by our retail business and by the wholesale business from new and existing wholesale customers other than Sprint, our ability to maintain reduced operating expenses and capital expenditures and the accuracy of our other projections of future financial performance.

        The amount and timing of additional financings, if any, to satisfy our additional capital needs are difficult to estimate at this time. We have been pursuing various alternatives for securing additional capital. We are continuing to seek additional equity and debt financing from a number of potential sources, including new and existing strategic investors, private or public offerings and vendors. With the recent trading price of our Class A common stock, any additional equity financings would be extremely dilutive to our stockholders, while any additional debt financings could increase our future financial commitments, including aggregate interest payments on our existing and new indebtedness, to levels that we find unsustainable. Other alternatives being explored include, among other things, a sale of certain of our assets that we believe are not essential for our business.

Our recent efforts to obtain additional capital have been hampered by, among other things, continued volatility in the capital markets, declines in the trading prices of our outstanding debt and equity, recent announcements by Sprint related to its future 4G business strategy and the perceived impact of Sprint’s new 4G strategy on our business and the value of our assets. If these events continue to adversely affect us, additional capital may not be available on acceptable terms, or at all.

If we are unable to raise sufficient additional capital or fail to receive adequate further wholesale commitments from Sprint, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

Overview

We are a leading provider of 4G wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential access services, as well as residential voice services, in communities throughout the country. Our 4G mobile broadband network provide a connection anywhere within our coverage area.

During 2010, we focused on building out and augmenting our networks, increasing our retail and wholesale subscriber bases, expanding our wholesale partnerships, and obtaining additional capital. We increased the number of people covered by our networks by over 72.4 million in 2010, and increased our total subscriber base by almost 3.7 million subscribers. Additionally, we added new wholesale partners such as Best Buy and CBeyond during the year. As of December 31, 2010, our networks covered an estimated 117.1 million people in the United States and Europe. We offered our services in 88 markets in the United States covering an estimated 114.2 million people, including an estimated 112.0 million people covered by our 4G mobile broadband network in 71 markets. We ended the year with approximately 1.1 million retail and 3.3 million wholesale subscribers. Approximately 27% of our wholesale subscribers were users of multi-mode 3G/4G devices residing in areas where we have not yet launched 4G service, but from whom we currently receive nominal revenue. By the end of 2010, our 71 4G mobile broadband markets in the United States included major metropolitan areas such as Atlanta, Baltimore, Boston, Chicago, Cincinnati, Cleveland, Columbus, Dallas, Honolulu, Houston, Kansas City, Las Vegas, Los Angeles, Miami, New York, Philadelphia, Pittsburg, Orlando, Salt Lake City, San Antonio, San Francisco, Seattle, St. Louis and Washington D.C. As of December 31, 2010, the remaining 17 markets in the United States continue to operate with a legacy network technology. Internationally, as of December 31, 2010, our networks covered an estimated 2.9 million people. We offer 4G mobile broadband services in Seville and Malaga, Spain. As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed within one year. As a result, the assets and related liabilities and results of operations of these international operations, as well as disposition of other international operations including Ireland, Poland and Romania that occurred in 2010, are separately disclosed as discontinued operations.

In 2010, we raised approximately $1.7 billion in additional funding. In the fourth quarter of 2009, we distributed subscription rights at a price of $7.33 per share that were exercisable for up to 93,903,300 shares of our Class A common stock, which we refer to as the Rights Offering. The Rights Offering expired on June 21, 2010 and. rights to purchase 39.6 million shares of Class A Common Stock were exercised for an aggregate purchase price of $290.3 million. During the fourth quarter of 2009, Clearwire Communications completed offerings of $2.52 billion 12% senior secured notes due 2015, which we refer to as the Senior Secured Notes. During December 2010, we issued an additional $175.0 million of Senior Secured Notes, completed an offering of $500 million 12% second-priority secured notes, and completed offerings of aggregate $729.2 million 8.25% exchangeable notes, which we refer to as the Exchangeable Notes. The proceeds from these notes issuances and various vendor financing initiatives will allow us to focus on improving the operating performance of our business while seeking to raise additional capital.

In 2011, we plan to focus on improving the operating performance of our business and we do not expect to materially expand the coverage of our 4G mobile broadband network absent additional funding. We currently believe that the actions we are taking will cause our current business to generate positive cash flows over the next few years without the need for additional capital. We expect to do this by increasing the operating efficiencies related to our retail subscribers and continuing to grow our wholesale subscriber base. The success of our current plans will depend to a large extent on whether we succeed in growing our wholesale subscriber base and generating the revenue levels we currently expect for that portion of our business. However, our current plans are based on a number of assumptions about our future performance, which may prove to be inaccurate. These assumptions include, among other things, a favorable resolution of the current wholesale pricing disputes with Sprint, continued increases in sales of our services by Sprint and our other Initial Wholesale Partners, our ability to cause the services we offer over our 4G mobile broadband network to remain competitive with service offerings from our competitors, and our ability to reduce our operating expenses and capital expenditures. If any of the assumptions underlying our plans prove to be incorrect and, as a result, our business fails to perform as we expect, we may require substantial additional capital in the near and long-term to be able to continue to operate.

For the year ended December 31, 2010, substantially all of our wholesale subscribers and revenues came from Sprint with whom we are currently engaged in arbitration proceedings and related negotiations to resolve issues related to wholesale pricing under our commercial agreements with them. See “Legal Proceedings” in our 2010 Annual Report. Although we currently anticipate that we and Sprint will resolve the pricing disputes in the near term, if we are unable to reach a satisfactory resolution of our current negotiations with them, or if Sprint fails to resell our services in the manner and amounts we expect, it could adversely affect our business prospects and results and we could be required to revise our current business plans. See “Risk Factors — We are currently involved in pricing disputes with Sprint relating to 4G usage by Sprint under our commercial agreements, and if the disputes are not resolved favorably to us, it could materially and adversely affect our business prospects, and results of operations and financial condition, and/or require us to revise our current business plans” in our 2010 Annual Report. To execute our current plans, we must also successfully reduce our expenses by implementing various cost savings initiatives. Our actions have already included workforce reductions in 2010, which are expected to reduce labor and other costs by approximately $60.0 million annually. Furthermore, we intend to materially decrease our retail subscriber acquisition costs by focusing our sales efforts on lower cost channels such as indirect dealers and online sales, to reduce the amount we spend on marketing our retail services, to delay the launch of new devices, including smartphones and to outsource our customer care operations. We believe these initiatives will likely result in slower growth in our retail subscriber base in 2011 compared to prior periods as we pace our retail growth in an effort to maximize our financial resources.

We are also actively pursuing a number of alternatives for raising additional capital. Any additional capital may be used to cover any cash needs that may arise if the assumptions underlying our current plans prove to be inaccurate and to continue the development of our 4G mobile broadband network. Any additional capital available for network development will likely be used, among other things, to augment our network coverage and capacity in our existing markets, to expand the coverage of our 4G mobile broadband network to new markets, and to introduce new products or services into our retail business. Additionally, we may use a portion of any additional capital we raise to deploy alternative technologies to mobile WiMAX, such as LTE, on our networks either together with, or in place of, mobile WiMAX if we determine it is necessary to cause the 4G mobile broadband services we offer to remain competitive or to expand the number and types of devices that may be used to access our services.

Business Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, which we refer to as the CODM, in deciding how to allocate resources and in assessing performance. Operating segments can be aggregated for segment reporting purposes so long as certain aggregation criteria are met. We define the CODM as our Chief Executive Officer. As our business continues to mature, we assess how we view and operate our business. Based on the nature of our operations, we market a service that is basically the same service across our United States and international markets. Our CODM assesses and reviews our performance and makes resource allocation decisions at the domestic and international levels. Prior to June 30, 2011, we had identified two reportable segments: the United States and the international operations. As of June 30, 2011, substantially all of our international operations’ assets and liabilities are being held for sale and have been classified and accounted for as discontinued operations. As a result, prior periods which included these assets and liabilities as well as the related results of operations have been retrospectively adjusted to separately disclose them as discontinued operations and for the years ended December 31, 2010, 2009 and 2008, and our business now constitutes a single reportable segment as a provider of wireless broadband services in the United States. Subsequent to June 30, 2011, our remaining international assets are comprised primarily of investments in international affiliates and notes receivables.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates used, including those related to long-lived assets and intangible assets, including spectrum, derivatives and deferred tax asset valuation allowance.

Our accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our subscribers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on our financial statements, the presentation of our financial condition, changes in financial condition or results of operations.

We have identified the following accounting policies and estimates that involve a higher degree of judgment or complexity and that we believe are key to an understanding of our financial statements:

Spectrum Licenses

We have three types of arrangements for spectrum licenses: owned spectrum licenses with indefinite lives, owned spectrum licenses with definite lives and spectrum leases. While owned spectrum licenses in the United States are issued for a fixed time, renewals of these licenses have occurred routinely and at nominal cost. Moreover, management has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of our owned spectrum licenses and therefore, the licenses are accounted for as intangible assets with indefinite lives. As discussed in “Risk Factors — If we do not obtain and maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets, which could adversely affect our ability to execute our business strategy” in our 2010 Annual Report, most of our spectrum licenses in the United States are subject to substantial service requirements imposed by the FCC by May 1, 2011. We are in the process of implementing a plan to comply with the substantial service requirements by the deadline and we will likely seek waivers or extensions of the deadline from the FCC in some circumstances. Changes in these factors or our ability to meet the substantial service requirements may have a significant effect on our assessment of the useful lives of our owned spectrum licenses and failure to meet the substantial service requirements may result in a write-off of the carrying value of the associated spectrum licenses.

We assess the impairment of intangible assets with indefinite useful lives, consisting of spectrum licenses, at least annually, or whenever an event or change in circumstances indicates that the carrying value of such asset or group of assets may be impaired. Our annual impairment testing is performed as of each October 1st and we perform a review of the existence of events or changes in circumstances related to the impairment of our intangible assets with indefinite useful lives on a quarterly basis. Factors we consider important, any of which could trigger an impairment review, include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in our use of the assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

The impairment test for intangible assets with indefinite useful lives consists of a comparison of the fair value of the intangible asset with its carrying amount. We calculate the fair value of spectrum using a discounted cash flow model (the Greenfield Approach), which approximates value by assuming a company is started owning only the spectrum licenses, and then makes investments required to build an operation comparable to the one in which the licenses are presently utilized. We utilized a 10 year discrete period to isolate cash flows attributable to the licenses including modeling the hypothetical build out of a nationwide network. Assumptions key in estimating fair value under this method include, but are not limited to, revenue and subscriber growth rates, operating expenditures, capital expenditures and timing of build out, market share achieved, terminal value growth rate, tax rates and discount rate. The assumptions which underlie the development of the network, subscriber base and other critical inputs of the discounted cash flow model were based on a combination of average marketplace participant data and our historical results and business plans. The discount rate used in the model represents a weighted average cost of capital taking into account the cost of debt and equity financing weighted by the percentage of debt and equity in a target capital structure and the perceived risk associated with an intangible asset such as our spectrum licenses. The terminal value growth rate represents our estimate of the marketplace’s long term growth rate. We validate the fair value obtained from the Greenfield Approach against market data, when available. We had no impairment of our indefinite lived intangible assets in the United States in any of the periods presented. If the projected buildout to the target population coverage was delayed by one year and the buildout rate of preceding periods were to decline by 5%, the fair values of the licenses, while less than currently projected, would still be higher than their book values. However, if there is a substantial adverse decline in the operating profitability of the wireless service industry, we could have material impairment charges in future years which could adversely affect our results of operations and financial condition.

Impairments of Long-lived Assets

We review our long-lived assets to be held and used, including property, plant and equipment, which we refer to as PP&E, and intangible assets with definite useful lives, which consists primarily of spectrum licenses with definite lives and subscriber relationships, for recoverability whenever an event or change in circumstances indicates that the carrying amount of such long-lived asset or group of long-lived assets may not be recoverable. Such circumstances include, but are not limited to the following:

•	a significant decrease in the market price of the asset;

•	a significant change in the extent or manner in which the asset is being used;

•	a significant change in the business climate that could affect the value of the asset;

•	a current period loss combined with projections of continuing losses associated with use of the asset;

•	a significant change in our business or technology strategy;

•	a significant change in our management’s views of growth rates for our business; and

•	a significant change in the anticipated future economic and regulatory conditions and expected technological availability.

We evaluate quarterly, or as needed, whether such events and circumstances have occurred. A significant amount of judgment is involved in determining the occurrence of an indicator of impairment that requires an evaluation of the recoverability of our long-lived assets. When such events or circumstances exist, we determine the recoverability of the asset’s carrying value by estimating the undiscounted future net cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use of the asset. Recoverability analyses, when performed, are based on probability-weighted forecasted cash flows that consider our business and technology strategy, management’s views of growth rates for the business, anticipated future economic and regulatory conditions and expected technological availability. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, an impairment, if any, is recognized for the difference between the fair value of the asset and its carrying value.

Our long-lived assets, consisting of PP&E and definite-lived intangible assets such as subscriber relationships and our spectrum licenses in the United States, are combined into a single asset group for purposes of testing impairment because management believes that utilizing these assets as a group represents the highest and best use of the assets and is consistent with the management’s strategy of utilizing our spectrum licenses on an integrated basis as part of our nationwide network.

In the third quarter of 2010, due to our continued losses and significant uncertainties surrounding our ability to obtain required liquidity to fund our operating and capital needs, management concluded that an adverse change in circumstances existed requiring us to assess the recoverability of the carrying value of our long-lived assets. Based on this assessment, we determined that the carrying value of our long-lived assets in the United States was recoverable, primarily supported by the fair value of our spectrum licenses. Management has determined that a similar assessment was not necessary in the fourth quarter.

Property, Plant & Equipment

A significant portion of our total assets is PP&E. PP&E represented $4.45 billion of our $11.04 billion in total assets as of December 31, 2010. We generally calculate depreciation on these assets using the straight-line method based on estimated economic useful lives. The estimated useful life of equipment is determined based on historical usage of identical or similar equipment, with consideration given to technological changes and industry trends that could impact the network architecture and asset utilization. Since changes in technology or in our intended use of these assets, as well as changes in broad economic or industry factors, may cause the estimated period of use of these assets to change, we periodically review these factors to assess the remaining life of our asset base. When these factors indicate that an asset’s useful life is different from the previous assessment, we depreciate the remaining book values prospectively over the adjusted remaining estimated useful life.

We capitalize certain direct costs, including certain salary and benefit costs and overhead costs, incurred to prepare the asset for its intended use. We also capitalize interest associated with certain acquisition or construction costs of network-related assets. Capitalized interest and direct costs are reported as part of the cost of the network-related assets and as a reduction in the related expense in the statement of operations.

We periodically assess certain assets that have not yet been deployed in our networks, including network equipment and cell site development costs. This assessment includes the write-off of network equipment for estimated shrinkage experienced during the deployment process and the write-down of network equipment and cell site development costs whenever events or changes in circumstances cause us to conclude that such assets are no longer needed to meet our strategic network plans and will not be deployed. With the substantial completion of our prior build plans and due to the uncertainty of the extent and timing of future expansion of our networks, we reviewed all network projects in process. Any network projects in process that no longer fit within management’s strategic network plans were abandoned and the related costs written down. As we continue to revise our build plans in response to changes in our strategy, funding availability, technology and industry trends, additional projects could be identified for abandonment, for which the associated write-downs could be material.

Derivative Valuation

Derivative financial instruments are recorded as either assets or liabilities on our consolidated balance sheet at their fair value on the date of issuance and are remeasured to fair value on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as Other income or expense. At December 31, 2010, derivative financial instruments requiring revaluation are composed primarily of the exchange options, which we refer to as Exchange Options, embedded in our Exchangeable Notes issued in December 2010 that were required to be accounted for separately from the debt host contract.

Valuation of the Exchange Options requires assumptions involving judgment as they are embedded derivatives within host contracts and consequently are not traded on an exchange. We estimate the fair value using a trinomial option pricing model based on the individual characteristics of the exchange feature, observable market-based inputs for stock price and risk-free interest rate, and an assumption for volatility. Estimated volatility is a measure of risk or variability of our stock price over the life of the option. The estimated volatility is based on our historical stock price volatility giving consideration to our estimates of market participant adjustments for the general conditions of the market as well as company-specific factors such as our market trading volume and the expected future performance of the company. Our stock’s volatility is an input assumption requiring significant judgment. Holding all other pricing assumptions constant, an increase or decrease of 10% in our estimated stock volatility could result in a loss of $51.5 million, or a gain of $53.6 million, respectively.

Deferred Tax Asset Valuation Allowance

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the respective tax bases of our assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain. We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. Deferred tax asset valuations require significant management judgment in making such determination. In doing so, we consider all available positive and negative evidence, including our limited operating history, scheduled reversals of deferred tax liabilities, projected future taxable income/loss, tax planning strategies and recent financial performance. We believe that our estimates are reasonable; however, actual results could differ from these estimates.

Results of Operations

The following table sets forth as reported operating data for the periods presented (in thousands, except per share data).

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008(1)
Revenues	$535,103	$243,772	$17,846
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	912,776	410,899	131,192
Selling, general and administrative expense	870,980	515,296	146,681
Depreciation and amortization	454,003	190,273	56,106
Spectrum lease expense	279,993	259,359	90,032
Loss from abandonment of network and other assets	180,001	7,864	—
Transaction related expenses	—	—	82,960

Total operating expenses	2,697,753	1,383,691	506,971

Operating loss	(2,162,650)	(1,139,919)	(489,125)
Other income (expense):
Interest income	4,950	9,649	1,089
Interest expense	(152,868)	(69,431)	(16,544)
Gain (loss) on derivative instruments	63,255	(6,976)	(6,072)
Other expense, net	(2,671)	(1,751)	(16,346)

Total other expense, net	(87,334)	(68,509)	(37,873)

Loss from continuing operations before income taxes	(2,249,984)	(1,208,428)	(526,998)
Income tax provision	(1,218)	(160)	(61,369)

Net loss from continuing operations	(2,251,202)	(1,208,588)	(588,367)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,775,840	894,841	156,829

Net loss from continuing operations attributable to Clearwire Corporation	(475,362)	(313,747)	(431,538)
Net loss from discontinued operations attributable to Clearwire Corporation	(12,075)	(11,835)	(1,088)

Net loss attributable to Clearwire Corporation	$(487,437)	$(325,582)	$(432,626)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share(2):
Basic	$(2.14)	$(1.66)	$(0.15)

Diluted	$(2.41)	$(1.68)	$(0.27)

Net loss attributable to Clearwire Corporation per Class A Common Share(2):
Basic	$(2.19)	$(1.72)	$(0.16)

Diluted	$(2.46)	$(1.74)	$(0.28)

(1)	The year ended December 31, 2008 includes the results of operations for the Sprint WiMAX Business for the first eleven months of 2008 prior to the closing of the Transactions and the results of our operations subsequent to the Closing.
(2)	Prior to the Closing, we had no equity as we were a wholly-owned division of Sprint. As such, we did not calculate or present net loss per share for the period from January 1, 2008 to November 28, 2008. We have calculated and presented basic and diluted net loss per share for the period from November 29, 2008 through December 31, 2008 and for the years ended December 31, 2010 and 2009.

Revenues

Retail revenues are primarily generated from subscription and modem lease fees for our 4G and Pre-4G services, as well as from activation fees and fees for other services such as email, VoIP, and web hosting services. Wholesale revenues are primarily generated from monthly service fees for our 4G services.

	Year Ended December 31,			Percentage Change 2010	Percentage Change 2009
(In thousands, except percentages)	2010	2009	2008	Versus 2009	Versus 2008
Retail revenue	$480,761	$238,687	$17,846	101.4%	1237.5%
Wholesale revenue	50,593	2,503	—	1921.3%	N/M
Other revenue	3,749	2,582	—	45.2%	N/M

Total revenues	$535,103	$243,772	$17,846	119.5%	1266.0%

The increase in revenues for 2010 compared to 2009 is due primarily to the continued expansion of our retail and wholesale subscriber base as we expanded our networks into new markets. As of December 31, 2010, we offered our services in areas in the United States covering an estimated 114.2 million people, compared to 41.7 million people as of December 31, 2009. We had approximately 1.1 million retail and 3.3 million wholesale subscribers as of December 31, 2010, compared to approximately 595,000 retail and 46,000 wholesale subscribers as of December 31, 2009. As of December 31, 2010, approximately 27% of our wholesale subscribers consisted of subscribers on multi-mode 3G/4G devices that resided outside of our currently launched 4G markets, but for whom we receive nominal revenue. Wholesale revenue in 2010 is based upon minimal wholesale rate and usage assumptions due to unresolved issues around wholesale pricing for wholesale transactions with Sprint.

The increase in revenues for 2009 compared to 2008 is primarily due to twelve months of revenues received from our operation of markets in 2009, compared to one month for 2008 following the Closing on November 28, 2008, when we acquired all of the Old Clearwire markets and subscribers. We also launched 10 new 4G markets in 2009, primarily in the latter half of the year, and began offering our services through Wholesale Partners in all of our 4G markets. As of December 31, 2009, we operated our services in 57 domestic markets, compared to 47 domestic markets as of December 31, 2008. Total subscribers in all markets were approximately 641,000 as of December 31, 2009, compared to 424,000 as of December 31, 2008.

We expect revenues to continue to increase in future periods primarily due to expected growth in wholesale subscribers and the full year benefit of subscribers acquired during 2010.

Cost of Goods and Services and Network Costs (exclusive of depreciation and amortization)

Cost of goods and services and network costs primarily includes tower costs including rents, utilities, and backhaul, which is the transporting of data traffic between distributed sites and a central point in the market or Point of Presence, which we refer to as POP, and charges for the write-off of network equipment due to identified differences between recorded amounts and the results of physical counts and excess and obsolescence. Cost of goods and services also includes the cost of CPE sold to subscribers. Network costs primarily consist of network repair and maintenance costs, rent for POP facilities and costs to transport data traffic between POP sites.

	Year Ended December 31,			Percentage Change 2010	Percentage Change 2009
(In thousands, except percentages)	2010	2009	2008	Versus 2009	Versus 2008
Cost of goods and services and network costs	$912,776	$410,899	$131,192	122.1%	213.2%

For the year ended December 31, 2010, we incurred approximately $510.8 million in tower costs and $93.1 million in network costs, compared to approximately $268.4 million in tower costs and $31.6 million in network costs in the prior year. These increases are primarily due to an increase in the number of tower leases and an increase in related backhaul and network expenses resulting from our network expansion activities and the launch of 44 new 4G markets during 2010.

During the year ended December 31, 2010, we incurred approximately $159.2 million in charges related to obsolete CPE, write-offs of identified differences between recorded amounts and the results of physical counts of network base station equipment and an increase in our reserve for excess and obsolete equipment. Shrinkage of network base station equipment primarily represents losses experienced during the deployment process, while the reserves for excess and obsolete equipment represents the costs of equipment that exceeds our current needs, or is no longer being deployed in the networks due to obsolescence. Write-offs of CPE primarily represent leased modems not expected to be recovered from former subscribers. During 2009, we incurred approximately $52.4 million due to write-offs of CPE, identified differences between recorded amounts and the results of physical counts of network base station equipment and an increase in reserves for excess and obsolete equipment.

For the year ended December 31, 2009, we incurred approximately $268.4 million in tower costs and $31.6 million in network costs, compared to approximately $47.8 million in tower costs and $21.8 million in network costs in 2008. These increases are primarily due to an increase in the number of tower leases and an increase in related backhaul and network expenses resulting from the launch of 27 new 4G markets during 2009. We incurred twelve months of tower costs and related backhaul and network expenses during 2009, compared to one month for 2008 following the Closing on November 28, 2008, when we acquired all of the Old Clearwire tower leases and backhaul agreements.

We expect costs of goods and services and network costs, excluding the impact of write-offs and obsolescence allowance described above, to continue to increase in future periods as we operate our networks in our launched markets for a full year.

Selling, General and Administrative Expense

Selling, general and administrative, which we refer to as SG&A, expenses include all of the following: costs associated with salaries and benefits; advertising, trade shows, public relations, promotions and other market development programs; facilities costs; third-party professional service fees; customer care; sales commissions; bad debt expense; and administrative support activities, including executive, finance and accounting, IT, legal, human resources, treasury and other shared services.

	Year Ended December 31,			Percentage Change 2010	Percentage Change 2009
(In thousands, except percentages)	2010	2009	2008	Versus 2009	Versus 2008
Selling, general and administrative expense	$870,980	$515,296	$146,681	69.0%	251.3%

The increase in SG&A expenses for the year ended December 31, 2010 as compared to the same period in 2009 is primarily due to the higher sales and marketing and customer care expenses as well as additional resources, headcount and shared services that we utilized as we launched our 4G mobile broadband services in additional markets in 2010. Marketing and advertising costs increased $111.8 million, or 115%, in 2010 from 2009 due to the increase in gross subscriber additions and costs incurred in support of the launch of 44 new 4G markets during 2010. Employee related costs increased $186.2 million, or 59%, in 2010 compared to 2009 primarily due to an increase in headcount during the year. Prior to the workforce reductions announced in November 2010, we had approximately 4,100 employees. Our average employee headcount increased approximately 52% for the year ended December 31, 2010 when compared to the year ended December 31, 2009.

The increase in SG&A expenses in 2009 compared to 2008 is consistent with the additional resources, headcount and shared services that we utilized as we continued to build and launch our 4G mobile broadband services in additional markets, especially the higher sales and marketing and customer care expenses in support of the launch of new markets. Employee headcount increased at December 31, 2009 to approximately 3,300 employees compared to approximately 1,470 employees at December 31, 2008.

We expect SG&A expense to decrease in future periods as we decrease our retail subscriber acquisition costs by focusing our sales efforts on lower cost channels and we experience the full year effects of our recent cost containment measures, including the workforce reductions announced in November 2010.

Depreciation and Amortization

	Year Ended December 31,			Percentage Change 2010	Percentage Change 2009
(In thousands, except percentages)	2010	2009	2008	Versus 2009	Versus 2008
Depreciation and amortization	$454,003	$190,273	$56,106	138.6%	239.1%

Depreciation and amortization expense primarily represents the depreciation recorded on PP&E and amortization of intangible assets and definite-lived owned spectrum. The increase during the year ended December 31, 2010 as compared to the same period in 2009 is primarily a result of new network assets placed into service to support our launched markets.

The increase in 2009 is primarily a result of new network assets placed into service to support our launches and continued network expansion. The increase is also due to 12 months depreciation and amortization expense recorded on assets acquired in connection with our acquisition of Old Clearwire, compared to approximately one month in 2008 for the period after the Closing on November 28, 2008.

We expect depreciation and amortization will continue to increase during 2011 as we record a full year of depreciation for assets put into service during 2010 in our new 4G markets.

Spectrum Lease Expense

	Year Ended December 31,			Percentage Change 2010	Percentage Change 2009
(In thousands, except percentages)	2010	2009	2008	Versus 2009	Versus 2008
Spectrum lease expense	$279,993	$259,359	$90,032	8.0%	188.1%

Total spectrum lease expense increased $20.6 million in 2010 compared to 2009 as a result of an increase in the number of spectrum leases held by us.

Total spectrum lease expense increased in 2009 compared to 2008 as a direct result of a significant increase in the number of spectrum leases held by us. We doubled the number of leased call signs when we acquired all of the Old Clearwire leases. The increase is also due to 12 months spectrum lease expense recorded on leases in 2009 for spectrum leases acquired from Old Clearwire, compared to approximately one month in 2008 for the period after the Closing on November 28, 2008.

While we do not expect to add a significant number of new spectrum leases in 2011, we do expect our spectrum lease expense to increase. As we renegotiate the existing leases, they are replaced with new leases, usually at a higher lease cost per month, but with longer terms.

Loss from Abandonment of Network and Other Assets

	Year Ended December 31,
(In thousands)	2010	2009	2008
Loss from abandonment of network and other assets	$180,001	$7,864	$—

To date, we have invested heavily in building, deploying and augmenting our networks. In connection with the deployment of our networks, we have incurred substantial losses resulting from the abandonment of projects that cease to fit within management’s strategic plans. We identified projects undertaken in connection with our network build-out for abandonment if they were not incorporated into our networks at launch and no longer fit within our future build plans. For projects that were abandoned, the related costs were written down, resulting in a charge of approximately $180.0 million. During 2009, we incurred approximately $7.9 million for the abandonment of network projects that no longer met management’s strategic network plans. There were no charges recorded for abandonment of network projects for the year ended December 31, 2008. As we continue to revise our build plans in response to changes in our strategy, funding availability, technology and industry trends additional projects could be identified for abandonment, for which the associated write-downs could be material.

Transaction Related Expenses

	Year Ended December 31,
(In thousands)	2010	2009	2008
Transaction related expenses	$—	$—	$82,960

Transaction related expenses in 2008 include a one-time $80.6 million settlement loss resulting from the termination of spectrum lease agreements under which Sprint leased spectrum to Old Clearwire prior to the Closing. As part of the Closing, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements to our business. As a result of the Closing, the spectrum lease agreements were effectively terminated, and the settlement of those agreements was accounted for as a separate element apart from the business combination. The settlement loss recognized from the termination was valued based on the amount by which the agreements were favorable or unfavorable to our business as compared to current market rates. We had no comparable expenses in 2010 or 2009.

Interest Expense

	Year Ended December 31,
(In thousands)	2010	2009	2008
Interest expense	$(152,868)	$(69,431)	$(16,544)

We incurred $361.5 million and $209.6 million in gross interest costs during the years ended December 31, 2010 and 2009, respectively. Interest costs were partially offset by capitalized interest of $208.6 million and $140.2 million for the years ended December 31, 2010 and 2009, respectively. Interest expense also includes adjustments to accrete our debt to par value. The increase in interest expense for the year ended December 31, 2010 as compared to the same period in 2009 is due primarily to the issuance of the Senior Secured Notes in November 2009, which increased the outstanding principal balances by approximately $1.36 billion during 2010 as compared to 2009.

For the year ended December 31, 2009, we incurred twelve months of interest costs totaling $209.6 million, which were partially offset by capitalized interest of $140.2 million. Interest expense for 2008 included $7.9 million of interest expense recorded on the note payable to Sprint for the repayment of an obligation to reimburse Sprint for financing the Sprint WiMAX Business between April 1, 2008 and the Closing, which we refer to as the Sprint Pre-Closing Financing Amount, and one month of interest expense totaling $8.6 million on the long-term debt acquired from Old Clearwire.

We expect interest expense to increase next year compared to 2010 as we will incur a full year of interest costs for the additional $1.40 billion of debt issued during December 2010 and a full year of accretion of the significant discount on the Exchangeable Notes resulting from separation of the Exchange Options. In addition, capitalized interest is expected to be reduced as network expansion activities subside.

Gain (Loss) on Derivative Instruments

	Year Ended December 31,
(In thousands)	2010	2009	2008
Gain (loss) on derivative instruments	$63,255	$(6,976)	$(6,072)

In connection with the issuance of the Exchangeable Notes in December 2010, we recognized a derivative liability relating to the Exchange Options embedded in those notes with an estimated fair value at issuance of $231.5 million. The change in estimated fair value is required to be recognized in earnings during the period. For the year ended December 31, 2010, we recorded a gain of $63.6 million for the change in estimated fair value of the Exchange Options. These instruments were not outstanding during 2009 and 2008. The $7.0 million and $6.1 million losses recorded during the years ended December 31, 2009 and December 31, 2008, respectively, were related to interest rate swap contracts which were used as economic hedges of the interest rate risk related to a portion of our Senior Term Loan Facility. We terminated these swap contracts during the fourth quarter of 2009 in connection with the retirement of our Senior Term Loan Facility.

We expect the gain (loss) on derivative instruments to fluctuate significantly in 2011 due to the sensitivity of the estimated fair value of the Exchange Options to valuation inputs such as stock price and volatility. See Item 7A, Quantitative and Qualitative Disclosures About Market Risk — Stock Price Risk.

Other Expense, Net

	Year Ended December 31,
(In thousands)	2010	2009	2008
Other-than-temporary impairment loss on investments	$—	$(10,015)	$(17,036)
Gain on debt extinguishment	—	8,252	—
Other	(2,671)	12	690

Total	$(2,671)	$(1,751)	$(16,346)

For the year ended December 31, 2010, the other expense is primarily related to the losses from equity investees.

During 2009, we recorded an other-than-temporary impairment loss of $10.0 million on our other debt securities. During the year ended December 31, 2008, we incurred other-than-temporary impairment losses of $17.0 million related to these securities. We acquired our other debt securities as a result of the acquisition of Old Clearwire on November 28, 2008.

During November 2009, we recorded a gain of $8.3 million in connection with the retirement of our Senior Term Loan Facility and terminated the interest rate swap contracts.

Income Tax Provision

	Year Ended December 31,
(In thousands)	2010	2009	2008
Income tax provision	$(1,218)	$(160)	$(61,369)

The increase in the income tax provision for 2010 compared to 2009 is primarily due to an increase in taxes at the state level as we expanded our services into new markets throughout 2010.

The significant decrease in the income tax provision for 2009 compared to 2008 is primarily due to the change in our deferred tax position as a result of the Closing. Prior to the Closing, the income tax provision was primarily due to increased deferred liabilities from additional amortization taken for federal income tax purposes by the Sprint WiMAX Business on certain indefinite-lived licensed spectrum. As a result of the Closing, the only United States temporary difference is the basis difference associated with our investment in Clearwire Communications, a partnership for United States income tax purposes.

As a result of our plans to sell our operations in Spain, Belgium and Germany, we believe that if certain intercompany loans related to our international operations are considered uncollectible for federal income tax purposes, there would be an increase to the deferred tax liability of our continuing operations of up to approximately $140.0 million along with a corresponding deferred tax expense for our continuing operations.

Non-controlling Interests in Net Loss from Continuing Operations of Consolidated Subsidiaries

	Year Ended December 31,
(In thousands)	2010	2009	2008
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	$1,775,840	$894,718	$156,829

The non-controlling interests in net loss from continuing operations of consolidated subsidiaries represent the allocation of a portion of the consolidated net loss from continuing operations to the non-controlling interests in consolidated subsidiaries based on the ownership by Sprint, Comcast, Time Warner Cable, Intel, Bright House and Eagle River of Clearwire Communications Class B Common Units. As of December 31, 2010, 2009 and 2008, the non-controlling interests share in net loss was 75%, 79% and 73%, respectively. Approximately one month of losses was allocated to the non-controlling interests in 2008 as there were no non-controlling interests prior to the Closing.

Net Loss from Discontinued Operations Attributable to Clearwire Corporation

	Year Ended December 31,
(In thousands)	2010	2009	2008
Net loss from discontinued operations attributable to Clearwire Corporation	$(12,075)	$(11,835)	$(1,088)

The net loss from discontinued operations attributable to Clearwire Corporation represents our portion of the total net loss from discontinued operations. Total net loss from discontinued operation for 2010 was $51.9 million as compared to $45.3 million for 2009. This increase was due primarily to impairment charges of $10.4 million related to our indefinite-lived spectrum assets, network assets and other intangible assets in our international operations. The average percentage ownership by the non-controlling interest for 2010 increased by approximately 4.0% as compared to 2009 resulting in a lower portion of the net losses being allocated to Clearwire Corporation.

The increase in net loss from discontinued operations attributable to Clearwire Corporation for 2009 as compared 2008 is due to 12 months of operations for 2009 compared to only one month of operations for 2008.

Liquidity and Capital Resource Requirements

To date we have invested heavily in building and augmenting our 4G mobile broadband network. During 2010, we continued to develop and launch our 4G mobile broadband network in large metropolitan areas in the United States, including the fourth quarter launches of New York, San Francisco and Los Angeles. In 2011, we plan to focus on improving the operating performance of our business while seeking to raise additional capital to continue the operation and expansion of our business and the development of our 4G mobile broadband network.

In 2010, we received aggregate proceeds of approximately $290.3 million from a rights offering that expired in June 2010. Additionally, we entered into vendor financing and capital lease facilities allowing us to obtain up to $254.0 million of financing. Notes may be entered into under a $155.3 million vendor financing facility until January 31, 2012. We utilized $60.3 million of this vendor financing facility in 2010. The proceeds were used to acquire equipment for the deployment of our 4G mobile broadband network. Capital leases with 4 year lease terms may be entered into under a $99.0 million capital lease facility until August 16, 2011. In addition to the above facilities, we also lease certain network construction equipment under capital leases with 12 year lease terms. As of December 31, 2010, approximately $132.4 million of our outstanding debt, comprised of vendor financing and capital lease obligations, is secured by assets classified as Network and base station equipment.

During December 2010, Clearwire Communications issued additional $175.0 million of Senior Secured Notes with the same terms as the Senior Secured Notes issued in December 2009, and we completed an offering of $500 million 12% Second-Priority Secured Notes due 2017. The Second-Priority Secured Notes provide for bi-annual payments of interest in June and December and bear interest at the rate of 12% per annum. During December 2010, we also completed an offering of $729.2 million 8.25% Exchangeable Notes due 2040. The Exchangeable Notes may be redeemed in approximately 7 years because the holders have the right, as of December 17, 2017, to require us to repurchase the notes and we have the right to redeem the notes at that time. The Exchangeable Notes provide for bi-annual payments of interest in June and December and bear interest at the rate of 8.25%.

During the year ended December 31, 2010, we incurred $2.25 billion of net losses from continuing operations. We utilized $1.17 billion of cash in operating activities of continuing operations and $3.3 million in operating activities of discontinued operations and spent $2.65 billion on capital expenditures in the development of our networks. We do not expect our operations to generate positive cash flows during the next twelve months. As of December 31, 2010, we had available cash and short-term investment of approximately $1.73 billion. We believe that, as of December 31, 2010, we have cash and short-term investments sufficient to cause our estimated liquidity needs to be satisfied for at least the next 12 months based on our current plans as further discussed below.

Over the next few years, we currently expect the actions we are taking will enable our current business to generate positive cash flows without the need for additional capital. However, our current plans are based on a number of assumptions about our future performance, many of which are outside of our control and which may prove to be inaccurate. These assumptions include, among other things, a favorable resolution of the current wholesale pricing disputes with Sprint, continued increases in our wholesale subscriber base and increased usages by such subscribers, our ability to cause the services we offer over our 4G mobile broadband network to remain competitive with service offerings from our competitors, and our ability to reduce our operating expenses and capital expenditures. If any of the assumptions underlying our plans prove to be incorrect and, as a result, our business fails to perform as we expect, we may require substantial additional capital in the near and long-term to be able to continue to operate.

Although our primary focus in 2011 is on operating our current business, we are seeking additional capital that would allow us to continue the development of our 4G mobile broadband network. We will also continue to evaluate our plans and strategies, which may result in changes to our plans that could be material and that may significantly increase our capital requirements in the near and/or long term. These changes may include, among other things, improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area, modifying our sales and marketing strategy and/or acquiring additional spectrum. We also may elect to deploy alternative technologies to mobile WiMAX, such as LTE, either in place of, or together with, mobile WiMAX if we determine it is necessary to cause the 4G mobile broadband services we offer to remain competitive or to expand the number and types of devices that may be used to access our services.

The amount and timing of any additional financings to satisfy our additional capital needs are difficult to estimate at this time. If we are unable to raise sufficient additional capital that we may determine is necessary or desirable for our business, our business prospects, financial condition and results of operations may be adversely affected. A special committee of our board of directors has been formed to explore sources of additional capital and to pursue other strategic alternatives for our business. Sources of additional capital could include issuing additional equity securities in public or private offerings or seeking additional debt financing. Any additional equity financing would be dilutive to our stockholders. With our existing indebtedness, including the financing completed in 2010, it may be difficult for us to obtain additional debt financing on acceptable terms or at all. If we were successful in obtaining additional debt financing it would increase our future financial commitments. We may also decide to sell additional equity or debt securities in our domestic or international subsidiaries, which may dilute our ownership interest in, or reduce or eliminate our income, if any, from those entities.

Further, to satisfy our need for additional capital, as discussed above, we may elect to sell certain assets, which we believe are not essential to our business. In the second half of 2010, we initiated a process to seek bids for the potential sale of certain excess spectrum. During the process, we received offers to purchase varying amounts of our spectrum from multiple parties, some of whom also expressed interest in exploring other strategic transactions. Currently, we are evaluating the offers received for our spectrum and holding discussions with the interested parties. As a result, we have not yet made a determination as to whether to proceed with a sale, if any.

Lastly, recent distress in the financial markets has resulted in extreme volatility in securities prices, diminished liquidity and credit availability and declining valuations of certain investments. We have assessed the implications of these factors on our current business and determined that external factors have not had a significant impact to our financial position or liquidity during 2010. If the national or global economy or credit market conditions in general were to deteriorate in the future, it is possible that such changes could adversely affect our ability to obtain additional external financing.

Cash Flow Analysis

The following analysis includes the sources and uses of cash for the Sprint WiMAX Business for the first eleven months of 2008 prior to the Closing and the sources and uses of cash for Clearwire subsequent to the Closing.

The statement of cash flows includes the activities that were paid by Sprint on behalf of us prior to the Closing. Financing activities include funding advances from Sprint through November 28, 2008. Further, the net cash used in operating activities and the net cash used in investing activities for capital expenditures and acquisitions of spectrum licenses and patents represent transfers of expenses or assets paid for by other Sprint subsidiaries.

The following table presents a summary of our cash flows and beginning and ending cash balances for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year Ended December 31,
	2010	2009	2008
Net cash used in operating activities	$(1,168,713)	$(472,484)	$(406,306)
Net cash used in investing activities	(1,013,218)	(1,782,999)	(2,245,830)
Net cash provided by financing activities	1,718,001	2,745,847	3,857,755
Effect of foreign currency exchange rates on cash and cash equivalents	(525)	1,510	524

Total net cash flows	(464,455)	491,874	1,206,143
Cash and cash equivalents at beginning of period	1,698,017	1,206,143	—

Cash and cash equivalents at end of period	1,233,562	1,698,017	1,206,143
Less: cash and cash equivalents of discontinued operations at end of period	3,320	7,465	11,694

Cash and cash equivalents at end of period	$1,230,242	$1,690,552	$1,194,449

Operating Activities

Net cash used in operating activities increased $696.2 million for the year ended December 31, 2010 as compared to the prior year primarily due to payments for operating expense as we continue to expand and operate our business. The increased operating expense payments were partially offset by an increase in cash collections from subscribers of approximately 96% year over year.

Net cash used in operating activities was $472.5 million for the year ended December 31, 2009 compared to $406.3 million in 2008. The increase is primarily due to an increase in all operating expenses, as we continue to expand and operate our business, and interest payments to service debt. This is partially offset by $268.1 million in cash received from subscribers, which increased as we grew our subscribers and launched additional markets.

Investing Activities

During the year ended December 31, 2010, net cash used in investing activities decreased $769.8 million as compared to the prior year. This change was due primarily to net dispositions of available-for-sale investments of $1.68 billion partially offset by increased capital expenditures related to the expansion of our networks of $2.65 billion.

During the year ended December 31, 2009, net cash used in investing activities was $1.78 billion. The net cash used in investing activities was due primarily to $1.44 billion in cash paid for PP&E, $290.7 million in net purchases of available-for-sale securities and $46.8 million in payments for acquisition of spectrum licenses and other intangibles.

During the year ended December 31, 2008, net cash used in investing activities was $2.25 billion. The net cash used in investing activities was due primarily to $1.77 billion in purchases of available-for-sale securities following the $3.2 billion cash investment from the Investors, $532.8 million in cash paid for PP&E and $109.3 million in payments for acquisition of spectrum licenses and other intangibles. These uses of cash were partially offset by $155.8 million of cash acquired from Old Clearwire as a result of the Closing.

Financing Activities

Net cash provided by financing activities was $1.72 billion for the year ended December 31, 2010, resulting primarily from $290.3 million of proceeds received from the Rights Offering, $684.1 million of cash received from the issuance of the Senior Secured Notes and Second Priority Notes and $729.2 million of cash received from the issuance of the Exchangeable Notes.

Net cash provided by financing activities was $2.75 billion for the year ended December 31, 2009, resulting primarily from $1.48 billion of cash received from the Private Placement, $2.47 billion received from the issuance of the Senior Secured Notes and the Rollover Notes, $12.2 million in proceeds from the issuance of shares of Class A Common Stock to CW Investments Holdings LLC and proceeds from exercises of Class A Common Stock options. These are partially offset by payments of $1.17 billion on our Senior Term Loan Facility, which was retired on November 24, 2009.

Our payment obligations under the Senior Secured Notes, Rollover Notes and Second Priority Notes are guaranteed by certain domestic subsidiaries on a senior basis and secured by certain assets of such subsidiaries on a first-priority lien. The Senior Secured Notes, Rollover Notes and Second Priority Notes contain limitations on our activities, which among other things include incurring additional indebtedness and guaranteeing indebtedness; making distributions or payment of dividends or certain other restricted payments or investments; making certain payments on indebtedness; entering into agreements that restrict distributions from restricted subsidiaries; selling or otherwise disposing of assets; merger, consolidation or sales of substantially all of our assets; entering transactions with affiliates; creating liens; issuing certain preferred stock or similar equity securities and making investments and acquiring assets. At December 31, 2010, we were in compliance with our debt covenants.

Net cash provided by financing activities was $3.86 billion for the year ended December 31, 2008, resulting primarily from $3.20 billion of cash received from the Investors, $532.2 million pre-transaction funding from Sprint and $392.2 million from the Sprint Pre-Closing Financing Amount, up through the Closing. These are partially offset by $213.0 million paid to Sprint for partial reimbursement of the pre-closing financing, a $50.0 million debt financing fee and a $3.6 million payment on our Senior Term Loan Facility.

Contractual Obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments for our continuing operations as of December 31, 2010. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table. The following table summarizes our contractual obligations including principal and interest payments under our debt obligations, payments under our spectrum lease obligations, and other contractual obligations as of December 31, 2010 (in thousands):

Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years
Long-term debt obligations	$4,236,995	$15,062	$40,168	$2,952,515	$1,229,250
Interest payments	3,997,363	474,514	950,972	947,799	1,624,078
Operating lease obligations(1)	13,601,360	385,999	879,474	911,264	11,424,623
Spectrum lease obligations	5,950,009	156,579	325,094	335,631	5,132,705
Spectrum service credits	107,682	1,130	2,260	2,260	102,032
Capital lease obligations(2)	126,297	12,450	25,753	25,534	62,560
Signed spectrum agreements	9,925	9,925	—	—	—
Network equipment purchase obligations(3)	40,222	40,222	—	—	—
Other purchase obligations(4)	181,800	67,010	78,540	20,000	16,250

Total(5)	$28,251,653	$1,162,891	$2,302,261	$5,195,003	$19,591,498

(1)	Includes executory costs of $36.2 million.
(2)	Payments include $54.1 million representing interest.
(3)	Network equipment purchase obligations represent purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are non-cancelable and outstanding purchase orders for network equipment for which we believe delivery is likely to occur.
(4)	Other purchase obligations include minimum purchases we have committed to purchase from suppliers over time and/or unconditional purchase obligations where we guarantee to make a minimum payment to suppliers for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services. The amounts actually paid under some of these “other” agreements will likely be higher than the minimum commitments due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include hours contracted, subscribers and other factors.
(5)	In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods or services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

We do not have any obligations that meet the definition of an off-balance-sheet arrangement that have or are reasonably likely to have a material effect on our financial statements.

Recent Accounting Pronouncements

In October 2009, the FASB issued new accounting guidance that amends the revenue recognition for multiple-element arrangements and expands the disclosure requirements related to such arrangements. The new guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and requires the application of relative selling price method in allocating the arrangement consideration to all deliverables. The new accounting guidance is effective for fiscal years beginning after June 15, 2010. We will adopt the new accounting guidance beginning January 1, 2011. We do not anticipate the adoption of the new accounting guidance to have a significant effect on our financial condition or results of operations.